As filed with the Securities and Exchange Commission on April 19, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOTABLE LABS, LTD.

(Exact name of registrant as specified in its charter)

Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

320 Hatch Drive

Foster City, CA 94404

(415) 851-2410

(Address of Principal Executive Offices)

Notable Labs, Inc. 2015 Stock Plan

Employee Share Ownership and Option Plan (2024)

(Full title of the plan)

Thomas Bock

Chief Executive Officer

Notable Labs, Ltd.

320 Hatch Drive

Foster City, CA 94404

(Name and address of agent for service)

(415) 851-2410

(Telephone number, including area code, of agent for service)

Copies to:

Evan Kipperman, Esq. Michael Grundei, Esq. Elishama Rudolph, Esq. Wiggin and Dana LLP 281 Tresser Boulevard, 14th Floor Stamford, CT 06901 (203) 363-7600	Clifford Felig, Adv. Elad Ziv, Adv. Meitar Law Offices 16 Abba Hillel Road Ramat Gan, 5250608 Israel

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Explanatory Note

This Registration Statement is being filed for the purpose of registering: (a) 351,426 ordinary shares, nominal value of NIS 0.35 per share (“Ordinary Shares”) either issuable or reserved and available for issuance under the Registrant’s 2015 Stock Plan (the “2015 Plan”) and (b) 4,000,000 Ordinary Shares reserved and available for issuance under the Registrant’s Employee Share Ownership and Option Plan (2024) (the “2024 Plan”). The aggregate number of Ordinary Shares reserved and available for issuance under the 2024 Plan is subject to an approved mechanism for annual increases each January 1, which will begin in January 2025, to an amount equal to 35% of the number of Ordinary Shares issued and outstanding on a fully diluted basis on the immediately preceding December 31 or such lesser number of Ordinary Shares as determined by the Board (as defined in the 2024 Plan). In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Ordinary Shares pursuant to the 2015 Plan and 2024 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2015 Plan and 2024 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been previously filed by the Registrant with the Commission and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on April 11, 2024;

(b)	The Registrant’s Proxy Statement filed with the Commission on February 16, 2024;

(c)	The Registrant’s reports on Form 8-K filed with the Commission on February 2, 2024, February 22, 2024, March 22, 2024, March 25, 2024, April 8, 2024 and April 9, 2024; and

(d)	The description of the Registrant’s Ordinary Shares contained in its Registration Statement on Form 8-A (File No. 001-36581) filed with the Commission on July 29, 2014, and any other amendments or reports filed for the purpose of updating such description, including Exhibit 2.3 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Commission on March 23, 2022, and Item 3.03 of its Current Report on Form 8-K filed with the Commission on October 16, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officer and Directors.

Under the Israeli Companies Law 1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in the company’s articles of association. The Registrant’s articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder for the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking given by the company in advance of the act or following the act, provided its articles of association authorize such indemnification:

●	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount, or according to criteria, determined by the board of directors as reasonable under the circumstances. Such undertaking shall detail the foreseen events and amount or criteria mentioned above;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (mens rea); and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent (mens rea).

In addition, under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

●	a breach of a duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a monetary liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or penalty levied against the office holder.

Under the Companies Law, the approval of exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Registrant’s amended and restated articles of association permit it to exculpate, indemnify and insure its office holders to the fullest extent permitted under the Companies Law (other than indemnification for litigation expenses in connection with a monetary sanction).

The Registrant has entered into indemnification and exculpation agreements with each of its current office holders exculpating them from a breach of their duty of care to it to the fullest extent permitted by the Companies Law and undertaking to indemnify them to the fullest extent permitted by the Companies Law.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits

Exhibit No.	Description

4.1	Amended and Restated Articles of Association of the Registrant(1)
4.2	Amendment to Articles of Association of the Registrant(2)
4.3	Memorandum of Association of the Registrant as amended(3)
4.4	Amendment to Memorandum of Association of the Registrant(4)
5.1	Opinion of Meitar Law Offices, Israeli legal counsel of the Registrant
23.1	Consent of Withum Smith+Brown, P.C.
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Meitar Law Offices (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Notable Labs, Inc. 2015 Stock Plan
99.2	Notable Labs, Ltd. Employee Share Ownership and Option Plan (2024)
107	Filing Fee Table

(1)	Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on September 30, 2014 and incorporated by reference herein.
(2)	Filed as Exhibit 3.1 to the Current Report on Form 8-K, filed previously with the Commission on October 16, 2023 and incorporated by reference herein.
(3)	Filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on September 30, 2014 and incorporated by reference herein.
(4)	Filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form F-1 (File No. 333-196584), filed previously with the Commission on September 30, 2014 and incorporated by reference herein.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foster City, California, on this 19th day of April, 2024.

Notable Labs, Ltd.

By:	/s/ Thomas Bock
Thomas Bock
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Notable Labs, Ltd., hereby severally constitute and appoint Thomas Bock and Scott McPherson, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Thomas Bock	Chief Executive Officer and Director	April 19, 2024
Thomas Bock	(Principal Executive Officer)

/s/ Scott A. McPherson	Chief Financial Officer	April 19, 2024
Scott A. McPherson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas I. H. Dubin	Director	April 19, 2024
Thomas I. H. Dubin

/s/ Peter Feinberg	Director	April 19, 2024
Peter Feinberg

/s/ Michele Galen	Director	April 19, 2024
Michele Galen

/s/ Thomas Graney	Director	April 19, 2024
Thomas Graney

/s/ Tuomo Pätsi	Director	April 19, 2024
Tuomo Pätsi

/s/ Michael Rice	Director	April 19, 2024
Michael Rice

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Notable Labs, Ltd. has signed this registration statement or amendment thereto on this 19th day of April, 2024.

Notable Labs, Inc.

By:	/s/ Thomas Bock
Thomas Bock
Chief Executive Officer